EXHIBIT 10.17

WRITTEN DESCRIPTION OF ORAL AGREEMENT BETWEEN DR. DAVID C. COLLINS AND

LEARNING TREE INTERNATIONAL INC.

As announced in the Company’s Form 8-K filed on September 27, 2005, Dr. David C. Collins will remain as Chairman of the Board with an annual compensation of one dollar per year.

The Chairman is expected to spend approximately 25% of his time on his duties, which include special projects and overseeing (with the concurrence of the Nominating and Governance Committee of the Company’s Board of Directors) a charitable budget for Learning Tree of $200,000. Prior to October 2005, the Chairman was employed on a full time basis as the Chief Executive Officer of Learning Tree.